Exhibit 23


                       Consent of Independent Accountants



The Board of Directors
Kaneb Services, Inc.:

We consent to the incorporation by reference in registration statements numbers 333-34496, 333-60195, 333-22109, 333-14071, 333-14069, 333-14067, 333-08727,
333-08725,  333-08723,  33-58981,  33-54027  and  33-41295  on Form S-8 of Kaneb
Services, Inc. of our report dated March 2, 2001, relating to the consolidated balance sheets of Kaneb Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedules, which report is included on page F-1 of this Form 10-K.




KPMG LLP

Dallas, Texas
March 29, 2001